EXHIBIT 10.1 EMPLOYMENT AGREEMENT, DATED NOVEMBER 1, 2001, BETWEEN THE COMPANY AND ERIC PAULSON


                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of the 1st day of November, 2001, by and between NAVARRE CORPORATION, a Minnesota corporation (the "Company"), and ERIC H. PAULSON, a resident of the State of Minnesota ("Executive").

                                   WITNESSETH:

     WHEREAS, Executive has a unique knowledge of the Company's business, and has special expertise in the management and future planning of its affairs, and has been a key Executive of the Company, helping to develop the image of the business; and

     WHEREAS, the Company believes that Executive's continued involvement in the management and affairs of the business are essential to its management and planning in the future; and

     WHEREAS, a previous employment agreement expired as of October 31, 2001 and it is the desire of the parties to extend the terms thereof.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. Subject to all of the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as its President and Chief Executive Officer.

2.   DUTIES.

     (a) PRESIDENT/CHIEF EXECUTIVE OFFICER. The services of Executive are exclusive to the Company. Executive will devote substantially all of his business hours to, and make the best use of his energy, knowledge and training in, performing his duties as President and Chief Executive Officer of the Company consistent with past practices within the general guidelines established by the Board of Directors of the Company as the same may, from time to time, be modified by the Company's Board of Directors. Executive will report to the Board of Directors of the Company and have all the duties commonly associated with or appropriate to the office of Chief Executive Officer. Notwithstanding anything in this Agreement to the contrary, the duties of Executive under this Agreement do not (i) require Executive to relocate his principal office or residence from the Minneapolis/St. Paul, Minnesota metropolitan area without the prior written consent of Executive, or (ii) prevent Executive from owning, directly or indirectly, securities of, or otherwise participating in the ownership of, any publicly-owned business, trade, industry or venture. Executive will perform his duties in a competent and professional manner, consistent with that expected of a chief executive officer of the Company.

     (b) DIRECTOR. During the term of this Agreement, Executive shall also serve as Chairman of the Board of Directors of the Company and shall perform all duties incident to services as a director of the Company.

3. TERM. Subject only to earlier termination in accordance with Section 5 of this Agreement, Executive's term of employment shall commence on the date hereof and continue for a period ending March 31, 2007 (the "Employment Period").

4. COMPENSATION AND OTHER INCENTIVES AND PERQUISITES. As compensation for all of Executive's services under this Agreement, the Company agrees to pay Executive during the Employment Period and on retirement, and Executive agrees to accept the following:

     (a) BASE SALARY. A base salary of $350,000 per annum (the "Base Salary"), payable in accordance with the Company's standard payroll practices. On each anniversary of this Agreement, the Base Salary shall be adjusted by the Company's Board of Directors based upon the level of performance by Executive, provided that in no event shall the Base Salary for any fiscal year hereunder be less than the sum provided above for the first full fiscal year.

     (b) PERFORMANCE BONUS. As additional compensation, Executive shall be eligible to receive for each fiscal year of the Company ending during the Employment Period a bonus (the "Bonus") determined under the Bonus formula described below (the "Bonus Formula") by the Board of Directors in the manner described below with a maximum bonus equal to 100% of the Base Salary of Executive (as in effect the first day of such fiscal year) (the "Target Bonus"). Executive's Bonus shall be paid annually not later than 90 days after the end of the fiscal year in which such Bonus is earned. If no Bonus criteria is otherwise established by the Board of Directors during the first fiscal quarter of a fiscal year of the Company, Executive will be entitled to receive a bonus equal to 100% of Executive's Base Salary for such fiscal year. By no later than the end of the first fiscal quarter of each fiscal year of the Company during the Employment Period, the Board of Directors or a committee thereof will establish, for purposes of the Bonus Formula only, (i) a targeted net profit for the Company for such fiscal year against which actual financial performance will be measured for purposes of earning a portion of the Bonus (the "Net Profit Component"), (ii) a targeted net sales for the Company for such fiscal year against which actual financial performance will be measured for purposes of earning a portion of the Bonus (the "Net Sales Component"), and (iii) other specific goals to be achieved by Executive during such fiscal year (the "Specified Goals Component"). At the end of such fiscal year, the Board of Directors or a committee thereof will determine the Bonus payable to Executive under the Bonus Formula with respect to such fiscal year based upon the actual financial performance of the Company compared to the Net Profit Component and the Net Sales Component and the achievement by Executive of the goals specified for such fiscal year as part of the Specified Goals Component. Under the Bonus Formula, during any fiscal year Executive is eligible to earn an aggregate Bonus equal to (i) up to 60% of his Base Salary under the Net Profits Component; plus (ii) up to 20% of his Base Salary under the Net Sales Component; plus (iii) up to 20% of his Base Salary under the Specific Goals Component. The calculation of the amount of Bonus to be awarded under each component of the Bonus Formula is as set forth in the following chart:

                          Maximum Percentage of                Component                        Component
        Component         Base Salary Awardable               CALCULATION                       Threshold
---------------------     ---------------------        --------------------------------    ------------------------

NET PROFITS COMPONENT             60%                  Actual net profits for fiscal       Actual Net Profits must
                                                       year ("Actual Net Profits") as a    be at least 70% of
                                                       percentage (not to exceed           Target Net Profits


                                                       100%) of the target net profit      before a portion of the
                                                       of the Company for such fiscal      Bonus is awarded under
                                                       year ("Target Net Profits")         the Net Profits Component
                                                       multiplied by 60% of Base Pay       of the Bonus Formula.
                                                       for such fiscal year.

NET SALES COMPONENT               20%                  Actual net sales for fiscal year    Actual Net Sales must
                                                       ("Actual Net Sales") as a           be at least 70% of
                                                       percentage (not to exceed 100%)     Target Net Sales before
                                                       of target net sales of the          a portion of the Bonus
                                                       Company for the applicable fiscal   is awarded under the
                                                       year ("Target Net Sales")           Net Sales Component of
                                                       multiplied by 20% of Base Pay for   the Bonus Formula.
                                                       such fiscal year.

SPECIFIC GOALS COMPONENT          20%                  Up to 20% of Base Pay for a         N/A
                                                       fiscal year based upon the good
                                                       faith judgement of the Board of
                                                       Directors as to the attainment of
                                                       specified goals set by the Board
                                                       of Directors for such fiscal
                                                       year.

Example: For purposes of example only, assume that during a fiscal year ending during the Employment Period, the Company attains Actual Net Profits equal to 80% of Target Net Profits and Actual Net Sales equal to 60% of Target Net Sales, in each case as such targets were established by the Board of Directors no later than the end of the first fiscal quarter of such fiscal year and the Board of Directors determines that Executive has achieved 50% of the specific goals established by the Board of Directors for such fiscal year. The Bonus for such fiscal year would be equal to 58% of Base Salary calculated as the sum of (A) 80% of the 60% of Base Salary attainable under the Net Profits Component of the Bonus Formula, plus (B) none of the 20% of Base Salary attainable under the Net Sales Component of the Bonus Formula because that component's benchmark threshold of 70% of Target Net Sales was not met, and (C) 50% of the 20% of Base Salary attainable under the Specific Goals Component of the Bonus Formula.

     (c) LOANS AND OTHER LIABILITIES. At the expiration of the Employment Period and/or the termination of this Agreement for any reason whatsoever, except by the Company for Company Cause pursuant to
          Section 5(a) hereof or by Executive without Executive Cause (as defined in Section 5(d) hereof) in which case repayment of indebtedness shall be as set forth in Section 6(c) hereof, any and all sums owed by Executive to Company as of such date shall be deemed paid and satisfied in full including, without limitation, the outstanding loan owed by Executive to the Company in the amount of $1,000,000 evidenced by a Promissory Note dated the date hereof (the "Note"). During the Employment Period, the Company shall forgive $200,000 in outstanding principal and all accrued and unpaid and unforgiven interest on the outstanding principal balance of the Note on each of March 31, 2003, March 31, 2004, March 31, 2005, March 31, 2006 and
          March 31, 2007.

     (d)  INCENTIVE BASED DEFERRED COMPENSATION PLAN.

          (i) PURPOSE. As incentive for his continued employment with the Company and to further align his financial interests with the financial interests of shareholders of the Company, an incentive based deferred compensation plan on the terms of this Section 4
               (d) is hereby established for Executive (the "IDCP"). Under the IDCP, during the Employment

               Period Executive is eligible to earn a single award of up to $4,000,000 in deferred incentive compensation based upon the sustained appreciation over a thirty consecutive trading day period during the Employment Period of the market value of the Company's publicly traded common stock, no par value (the "Common Stock"). The award of deferred incentive compensation to Executive under the IDCP may be increased (but not decreased) to $3,000,000 upon a sale or other Change of Control of the Company in which the shareholders of the Company receive consideration with an implied value in excess of $6.00 per share of Common Stock.

          (ii) IDCP STOCK APPRECIATION FORMULA. The formula for the amount of the deferred incentive compensation award to Executive under the IDCP on account of a sustained appreciation in the trading price of a share of Common Stock during a 30 consecutive trading day period within the Employment Period is as set forth in the chart below. Executive may earn a single award under one of Tier I, Tier II or Tier III. As more fully described below, in order for Executive to be eligible for an award under Tier I of the IDCP, shares of common stock of the Company must trade at or above $4.00 per share on each trading day during any period of 30 consecutive trading days. The amount of the award for which Executive is eligible increases if, during an applicable measurement period of 30 consecutive trading days, the Company's common stock trades at or above $7.00 per share on each trading day in such period (Tier II) or at or above $10.00 per share on each trading say in such period (Tier III). The amount of the award is dependent upon the average closing price of a share of such common stock during such period. Executive is eligible for one award (the largest award for which he qualifies) under the stock appreciation formula.


IDCP STOCK APPRECIATION FORMULA

                      Stock Price Within Any Measurement             AMOUNT OF DEFERRED INCENTIVE COMPENSATION
  Tiers              Period During the Employment Period                     AWARD (WITHOUT DUPLICATION)
----------        --------------------------------------------     ------------------------------------------------
TIER I            Equal to or greater than $4.00 per share.        $1,000,000 multiplied by the sum of (A) one plus
                                                                   (B) one-third of the difference, if any, between
                                                                   the Average Stock Price and $4.00 per share, up
                                                                   to a maximum of $2,000,0000.

TIER II           Equal to or greater than $7.00 per share and     $2,000,000 multiplied by the sum of (A) one plus
                  less than $10.00 per share.                      (B) one-third of the difference, if any, between
                                                                   the Average Stock Price and $7.00 per share, up
                                                                   to a maximum of $4,000,000.

TIER III          Equal to or greater than $10.00 per share.       $4,000,000.

For purposes of the IDCP stock price appreciation formula, (A) "Measurement Period" means any period during the Employment Period of 30 consecutive trading days during which Common Stock is traded on a national securities exchange or through the NASDAQ National Market System ("NASDAQ/NMS") or the National Association of Securities Dealers Automated Quotation System; (B) "Stock Price" means, as of any applicable date, (i) if the Common Stock is listed on a national securities exchange or is authorized for quotation on the Nasdaq/NMS the closing price, regular way, of a share of Common Stock on such exchange or NASDAQ/NMS, as the case may be, or (ii) if the Common Stock is neither listed on a national securities exchange nor authorized for quotation on NASDAQ/NMS, the closing bid price as reported by the National Association of Securities Dealers Automated Quotation System for a share of Common Stock; and (C) "Average Stock Price" means the average of the Stock Prices over the applicable Measurement Period. In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, recapitalization, reclassification of shares or other corporate transaction that would result in the substantial enlargement or dilution of the rights or economic benefits inuring to Executive under the IDCP, the Board of Directors shall make such equitable adjustments as it may deem appropriate to the IDCP.

          (iii) IDCP EARNED UPON SALE, MERGER, OR SIMILAR TRANSACTION. Upon the occurrence of a Change of Control (as defined in Section 6(e) hereof) of the Company effected through an asset sale, merger, tender offer, consolidation or other similar transaction in which the shareholders of the Company receive consideration on account of their shares of Common Stock with a fair market value, as determined in good faith by the Board of Directors (with assistance of the Company's investment bankers), equal to or greater than $6.00 per share, the amount of deferred incentive compensation to be awarded to Executive under the IDCP shall be increased (but not decreased if Executive has previously earned an award of deferred incentive compensation under the IDCP equal to or greater than $3,000,0000) to $3,000,000.

          (iv) PAYMENT AND FUNDING OF IDCP. Except as provided in Section 6 hereof, the amount of deferred incentive compensation earned under the IDCP during the Employment Period shall be paid to Executive, or upon his earlier death, his legal representatives or heirs, in three equal installments on the first, second and third anniversaries of the termination of Executive's employment. The Company shall also pay to Executive, or his legal representatives or heirs, as the case may be, on such payment dates, an amount equal to the return on such funds if Executive and the Company have agreed on the investment of such funds or if no such agreement is reached, interest at the 8% per annum from the date of termination of employment. The IDCP is an unfunded and unsecured nonqualified plan for federal income tax, ERISA and Department of Labor purposes. Executive and Executive's beneficiaries shall look solely to the Company for payment of amounts due under the IDCP. Upon the expiration or earlier termination of the Employment Period, the Company shall establish a "rabbi trust" as a funding vehicle for the IDCP and the Company shall contribute to such trust an amount of cash equal to the aggregate amount earned under the IDCP.

          (v)   EXAMPLES.

                (A) For purposes of example only, assume that during each
                    trading day of a Measurement Period within the Employment Period the Stock Price exceeded $4 per share and the Average Stock Price within such Measurement Period was $4.75 per share. Executive would have earned a Tier I award of $1,250,000 in deferred incentive compensation under the IDCP.

                (B) Assume further that subsequently (I) the Stock Price
                    fluctuated above and below $4.00 per share but there was no Measurement Period during which the Stock Price exceeded $4.00 per share and (II) the Company was sold to a third party for cash and stock valued at $5.50 per share. Executive's Tier I award of deferred incentive compensation under the IDCP would be increased to $3,000,000. Had Executive previously earned a deferred incentive compensation award under the IDCP equal to or greater than $3,000,000, no further adjustment would be made on account of the sale of the Company.

                (C) Alternatively, assume that after Executive earned the
                    initial $1,250,000 Tier I award, the Stock Price continued to increase until a subsequent Measurement Period during which the Stock Price fluctuated above and below $10.00 per share

                     (but was never less than $7.00 per share) and the Average Stock Price was $10.50 per share. In lieu of the Tier I award previously earned, Executive's award of deferred incentive compensation under the IDCP would be a Tier II award of $4,000,000.

          (e)  BENEFITS.

               (i) EXPENSES. The Company shall reimburse Executive for any and all ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of his duties under this Agreement, including entertainment, telephone, travel and miscellaneous expenses, provided that Executive provides the Company with documentation for such expenses in a form sufficient to sustain the Company's deduction for such expenses under Section 162 of the Internal Revenue Code of 1986, as amended. These expenses include all dues and assessments to Executive's social, athletic, golf or country club.

               (ii) MEDICAL AND DISABILITY INSURANCE. Subject to Executive taking and passing the physical examination required by the Company's insurance carrier, the Company shall provide Executive with full medical and disability insurance coverage provided to other officers of the Company.

               (iii) LIFE INSURANCE. Subject to the same physical examination and cost provisions, the Company shall provide Executive with a $2,000,000 term life insurance policy insuring Executive's life during the term of Executive's employment with the Company and shall pay all premiums thereon. The Executive shall own such policy and shall be payable to such beneficiary or beneficiaries as Executive directs by written instrument delivered to the Company or the insurer under the life insurance policy.

               (iv) VACATION. Executive shall be entitled to a paid vacation period of four (4) weeks each year, which may be taken at any time subject to the Company's business needs.

               (v) AUTOMOBILE EXPENSES. The Company will pay or reimburse the Executive for all reasonable costs of licensing, sales taxes, property taxes, maintenance, repair, oil, gasoline and insurance for his automobile.

               (vi) BENEFIT CHANGES. No reference in this Agreement to any policy or any employee benefit plan established or maintained by the Company shall preclude the Company from changing any such policies or amending or terminating any such benefit plans if the Company provides a substantially similar benefit to Executive.

               (vii) OTHER PLANS. Nothing contained herein is intended to or shall be deemed to be granted to Executive in lieu of any rights or privileges which Executive may be entitled to as an employee of the Company under any other policies or benefit plans that are currently in effect or that may hereafter be adopted. Executive shall be entitled to participate in any other employee benefit plans of the Company generally applicable to officers of the Company, its divisions or subsidiaries, occupying similar positions as Executive, including, but not limited to, any profit sharing, pension, stock option, stock appreciation rights, stock ownership, health, medical, dental, vacation, insurance or other employee benefit plans.

5. TERMINATION. This Agreement may not be terminated prior to the end of the Employment Period except as follows:

     (a) BY THE COMPANY FOR COMPANY CAUSE. The Company may terminate this Agreement for Company Cause upon Executive's material breach of this Agreement. Except as to subparagraph (iii) below, the Company shall give Executive thirty (30) days' advance written notice of such termination, which notice shall be via registered mail, return receipt requested, and which shall describe in detail the acts or omissions which the Company believes constitute such breach. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Company Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five (75%) of the entire membership of the Board of Directors (certified by the Secretary of the Board of Directors) at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to appear before the Board), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct described in this Section 5(a), and specifying the particulars thereof in detail. The Company shall not be allowed to terminate this Agreement pursuant to this
          Section 5(a) if Executive is able to cure such breach within thirty
          (30) days following delivery of such notice. However, in no event shall a breach of the provisions of Sections 5(a)(iii) or 7 be subject to cure. Acts or omissions which constitute a material breach of this Agreement constituting "Company Cause" shall be limited strictly to the following:

          (i) Any material breach by Executive of his obligations under this Agreement;

          (ii) Gross misconduct of Executive which is manifestly injurious to Company, or habitual failure or inability of Executive to perform his duties under this Agreement; and

          (iii) Any fraud, theft or embezzlement by Executive of the Company's assets, or any other unlawful or criminal act which is punishable as a felony.

     (b) DEATH. Subject to the provisions of Section 6, this Agreement shall terminate upon Executive's death.

     (c) DISABILITY. Subject to the provisions of Section 6, this Agreement shall terminate upon Executive's Disability. As used herein, the term "Disability" shall have such meaning as set forth in the Company's disability policy in effect at the date hereof and shall include both permanent and temporary disability, short term and long term disability, and total and partial disability. If there is no policy in effect at the date of Executive's potential disability, Disability shall mean Executive becoming substantially incapable of performing his duties hereunder for a period of six (6) months or more.

     (d) BY EXECUTIVE FOR EXECUTIVE CAUSE. Executive shall have the right, at his election, to terminate this Agreement, upon thirty (30) days' written notice to the Company upon the occurrence, without Executive's express written consent, of any one or more of the following events ("Executive Cause"), provided that Executive shall not have the right to terminate this Agreement if the Company is able to cure such event within thirty (30) days following delivery of such notice:

          (i)   The Company is in material breach of this Agreement;

          (ii) Executive is required to report to or accept assignments from persons other than the Board of Directors of the Company or he is removed without his written consent as the President and Chief Executive Officer of the Company and such removal is not pursuant to Section 5(a) hereof;

          (iii) The Board of Directors should fail to elect Executive as President and Chief Executive Officer or Chairman of the Board of Directors, or if Executive should have a policy dispute with the Board of Directors;

          (iv)   The Shareholders should fail to elect Executive as a director;

          (v) An adverse change in Executive's status or position as an executive officer of the Company, including, without limitation, any adverse change in Executive's status or position as a result of a material diminution in Executive's duties, responsibilities or authority as of the date of this Agreement (or any status or position to which Executive may be promoted after the date hereof) or the assignment to Executive of any duties or responsibilities which, in Executive's reasonable judgment, are inconsistent with Executive's status or position, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions (except in connection with the termination of Executive's employment in accordance with Section 5(a) hereof);

          (vi) A reduction by the Company of Executive's Base Salary as the same may be increased time to time, or a change in the eligibility requirements or performance criteria for any benefit other than salary, which adversely effects Executive;

          (vii) Without replacement by a plan providing benefits to Executive equal to or greater than those discontinued, the failure by the Company to continue in effect, within its maximum stated term, any employee benefit plan in which Executive is participating immediately prior to the date of this Agreement or the taking of any action by the Company that would adversely effect Executive's participation or materially reduce Executive's benefits under any such plan;

          (viii) The taking of any action by the Company that would materially adversely effect the physical conditions existing immediately prior to this Agreement in or under which Executive performs his employment duties;

          (ix) The Company's requiring Executive to be based anywhere other than the Minneapolis/St. Paul, Minnesota metropolitan statistical area, except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which Executive has typically undertaken on behalf of the Company prior to the date of this Agreement; or

          (x) Any purported termination by the Company of this Agreement or the employment of Executive by Company which is not expressly authorized by this Agreement or any breach of this Agreement by the Company which is not remedied by the Company within thirty
                 (30) days after the Company's receipt of notice thereof from Executive.

6.   PAYMENTS UPON TERMINATION.

     (a) DEATH. Upon Executive's death during the Employment Period, the heirs or legal representatives of Executive shall be entitled to receive as a lump sum payment, payable within sixty (60) calendar days of his death, equal to the sum of (i) 2.99 times the average of the aggregate Base Salary and Bonus paid to Executive over the preceding five years, plus (ii) the amount of the deferred incentive compensation award earned by Executive under the IDCP.

     (b) DISABILITY. In the event that this Agreement is terminated due to Executive's Disability, Executive shall be paid (i) his Base Salary for a period of one year following the date of such Disability or until Executive begins receiving benefits under the Company's disability benefits plan, whichever occurs first to be paid at the times such Base Salary would otherwise be paid during such period,
          (ii) all Bonus to which Executive would have been entitled for the fiscal year in which such Disability occurred, prorated to the date of Disability to be paid at the time such Bonus would otherwise be paid for such fiscal year, (iii) his accrued but unpaid vacation pay for the year in which such Disability occurred, pro rated to the date of such Disability, (iv) any unpaid expense reimbursement, and (iv) the amount, payable in a lump sum within sixty (60) days of the end of the fiscal year in which such Disability occurred, of the deferred incentive compensation award which Executive would have been awarded under the IDCP through the end of the fiscal year in which such Disability occurred.

     (c) TERMINATION BY COMPANY FOR COMPANY CAUSE OR BY EXECUTIVE WITHOUT EXECUTIVE CAUSE. If Executive is terminated pursuant to Section 5(a) hereof, or Executive terminates this Agreement other than in accordance with Section 5(d) hereof, the Company shall pay to Executive as a lump sum payment, payable within sixty (60) calendar days of the date of termination (i) his Base Salary through the date written notice is properly mailed to Executive pursuant to Section 5(a) hereof, (ii) all Bonus payments owing to Executive for the fiscal year prior to the year such written notice is received by Executive (to the extent that any such payments were unpaid on the date of termination), and (iii) the amount of the deferred incentive compensation award earned by Executive under the IDCP through the date of termination. Additionally all outstanding and unpaid indebtedness of Executive to the Company for borrowed money shall be due and payable within 60 days of the date of termination.

     (d) TERMINATION WITHOUT COMPANY CAUSE OR BY EXECUTIVE FOR EXECUTIVE CAUSE. In addition to any other rights granted Executive hereunder, if the Company should terminate this Agreement other than in accordance with
          Section 5(a) hereof, or if Executive should terminate this Agreement pursuant to Section 5(d) hereof, the Company shall pay to Executive as a lump sum payment, payable within sixty (60) calendar days of the date of termination (i) his Base Salary and Target Bonus through the end of the term of this Agreement or three years, whichever is greater, (ii) any payments owing to Executive pursuant to Section 4(b) hereof for the fiscal year prior to the year of termination (to the extent any such payments were unpaid on the date of termination),
          (iii) a sum equivalent to any accrued but unpaid vacation for the year in which he is terminated, (iv) any unpaid expense reimbursement, and
          (v) the amount of the deferred incentive compensation award earned by Executive under the IDCP. Furthermore, for the remainder of the term of this Agreement, or three years whichever is greater, the Company shall maintain in full force and effect for the continued benefit of Executive and his dependents all (i) pension plans, (ii) medical and disability policies, (iii) stock option plans, (iv) life insurance plans in which Executive participated immediately prior to his termination (or if such participation is barred, shall arrange for individual policies of insurance providing benefits substantially similar, on an after-tax basis, to those which Executive otherwise would have been entitled hereunder), and (v) other benefits and perquisites to which Executive would otherwise be entitled under
          Section 4 (e).

     (e)  CHANGE OF CONTROL AND OWNERSHIP.

          (i) SEVERANCE PAYMENT. In the event that (A) Executive's employment with the Company (I) is terminated by the Company (other than in accordance with Sections 5(a), (b), or (c) hereof) or (II) is terminated by Executive in accordance with Section 5(d) hereof during the Employment Period and (B) such termination occurs after a Change in Control (as defined hereinbelow), in addition to and not in lieu of those payments

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

               otherwise due Executive under this Agreement or otherwise, Company shall pay Executive a cash bonus ("Severance Payment") in an amount equal to Executive's Average Annual Compensation (as defined hereinbelow), multiplied by a factor of 2.99.

          (ii) EXCISE TAX ADJUSTMENT. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan), arrangement or agreement with the Company (all such payments and benefits, including the Severance Payment, being hereinafter referred to as the "Total Payments") would be subject (in whole or part), to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, (i) the Severance Payment shall first be reduced, (ii) the cash portion of any other Total Payments shall thereafter be reduced, and (iii) finally, the non-cash portion of any Total Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if
               (I) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (II) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that the Executive may elect to have the non-cash Total Payments reduced (or eliminated) prior to any reduction of the cash Total Payments.

                    (B) For purposes of determining whether and the extent to
               which the Total Payments will be subject to the Excise Tax, (I) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of
               Section 280G(b) of the Code shall be taken into account, (II) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm (the "Auditor") which was, immediately prior to the Change in Control, the Company's independent auditor, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" allocable to such reasonable compensation, and (III) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                    (C) At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel,

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

               the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payment (up to 100% thereof) as the Executive determines is necessary to result in the proper application of
               Section 6(e)(ii) hereof.

         (iii) DEFINITIONS. (A) For purposes of this Agreement, "Change in Control" shall mean (I) the sale of all or substantially all of the assets of the Company, (II) the acquisition by any means of more than twenty percent (20%) of the issued and outstanding voting stock of the Company by any entity, person or group of persons acting in concert, (III) the merger of the Company with, or the consolidation of the Company into, another corporation or entity, or (IV) the election to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company the lesser of (x) three directors or (y) directors constituting a majority of the number of directors of the Company then in office.

                    (B) For purposes of this Agreement, "Average Annual
               Compensation" shall mean the average of the Base Salary and the Bonus paid to or on behalf of Executive by Company, based on the three (3) most recent calendar years.

          (iv) ADDITIONAL PAYMENTS. Amounts payable pursuant to this Section 6(e) shall be in addition to, and not in lieu of, all other compensation, rights and benefits accruing or afforded to Executive pursuant to this Agreement or the obligations of Executive thereunder.

7. PAYMENTS UPON RETIREMENT. At the completion of Executive's employment as President, Chief Executive Officer and Chairman of the Company on March 31, 2007, Executive and his heirs or legal representatives shall be entitled to receive, in addition to any payments to be made under the IDCP, the following retirement benefits: (i) Average Annual Compensation (as defined above) for a period of three (3) years payable at the times such compensation would otherwise be payable hereunder, (ii) any payments owing to Executive pursuant to Section 4(b) hereof through the date of retirement (to the extent any such payments were unpaid on the date of retirement),
     (iii) a sum equivalent to any accrued but unpaid vacation for the year in which he retires, and (iv) any unpaid expense reimbursement. Amounts payable in accordance with clauses (ii), (iii) and (iv) of the preceding sentence shall be paid in a single lump sum within sixty (60) days of the completion of Executive's employment. Furthermore, for a period of three
     (3) years after retirement, the Company shall maintain in full force and effect for the continued benefit of Executive and his dependents all (i) pension plans, (ii) medical and disability policies, (iii) stock option plans, (iv) life insurance plans in which Executive participated immediately prior to his termination (or if such participation is barred, shall arrange for individual policies of insurance providing benefits substantially similar, on an after-tax basis, to those which Executive otherwise would have been entitled hereunder), and (v) other benefits and perquisites to which Executive would otherwise be entitled under Section 4
     (e).

8. OWNERSHIP OF PROPERTIES, CONFIDENTIALITY; NON-COMPETITION AND EXCLUSIVITY; INVESTMENTS.

     (a) OWNERSHIP OF PROPERTIES. The Company, as employer, shall own, and Executive hereby transfers and assigns to the Company, all rights in and to any material and/or ideas written, suggested or submitted by Executive during the Employment Period and all other results and proceeds of his services under this Agreement (the "Properties"). Without limiting the generality of the foregoing, these rights shall include all motion picture, television, radio, dramatic, musical, publication and other rights in and to the Properties, including the sole and exclusive right to photograph and record the same with or without dialogue, music and other

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

          sounds synchronously recorded, and to perform, exhibit, distribute, reproduce, transmit, broadcast or otherwise communicate the same and/or motion picture, dramatic or other versions or adaptations thereof, theatrically, nontheatrically and/or by means of television, radio, the legitimate stage, internet or other electronic transmission and/or any other means now known or hereafter devised and to manufacture, publish, or vend printed and/or recorded versions or adaptations thereof, either publicly or privately and for profit or otherwise. The Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Properties or any part thereof written or submitted by Executive and to combine the same with other works to any extent, and to change or substitute the title thereof and in this connection Executive hereby waives any so-called "moral rights" of authors. Executive agrees to execute and deliver to the Company such releases, assignments or other instruments as the Company may require from time to time to evidence its ownership of the results and proceeds of Executive's services hereunder' provided, however, that nothing in this Section 8(a) shall be deemed in any manner to restrict or qualify Executive's ownership or right to exploit Executive's personal memoirs.

          The requirements of this Section 8(a) do not apply to Properties for which no equipment, facility or confidential information of the Company was used and which were developed entirely on Executive's own time, and which (i) do not relate directly to the Company's business or to the Company's actual research or development, or (ii) do not result from any work Executive performed for the Company. Except as previously disclosed to the Company in writing, Executive does not have and will not assert any claims to or rights under any Properties as having been made, conceived, authored or acquired by Executive prior to his employment by the Company.

     (b) CONFIDENTIALITY. Executive acknowledges that his services will, throughout the Employment Period, bring Executive in close contact with many confidential affairs of the Company and its affiliates, including information about costs, profits, financial data, markets, trade secrets, sales, products, computer programs, key personnel, pricing policies, customer lists, development projects, operational methods, technical processes, plans for future development, business affairs and methods and other information not readily available to the public. Executive further acknowledges that the businesses of the Company and its affiliates are international in scope, that their products are marketed throughout the world, that the Company and its affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Executive's services, position and expertise are such that he is capable of competing with the Company and its affiliates from nearly any location in the world. In recognition of the foregoing Executive covenants and agrees:

          (i) that Executive will keep secret all material confidential matters of the Company and its affiliates which are not otherwise in the public domain and will not disclose them to anyone outside of the Company or its affiliates, either during or after the Employment Period, except with, the Company's written consent and except for such disclosure as is necessary in the performance of Executive's duties during the Employment Period; and

          (ii) that Executive will deliver promptly to the Company on termination of his employment with the Company or at any other time the Company may so request, at the Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's and its affiliates' business, which Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Executive may then possess or have under his control.

     (c) NON-COMPETITION AND EXCLUSIVITY. Executive agrees that (i) during his employment with the Company and (ii) during (A) the period for which Executive is entitled to receive payments under Section 6 or 7 hereof or, if longer, (B) the period which ends three years after the termination of his employment with the Company, he will not alone, or in any capacity with another entity or person, (x) engage in any commercial activity that competes with the Company's business, as it is conducted during the Employment Period, within any state of the United States, (y) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers, or (z) attempt to employ any of the Company's then employees on behalf of any other entities competing with the Company. Executive further acknowledges that all services of Executive shall be exclusive to the Company, and that Executive's performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages and that a breach by Executive of the terms hereof (including without limitation this Section 7) will cause the Company irreparable injury. Executive agrees that the Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which the Company may be entitled. For purposes of this Section 7(c), the term "Company" shall include the Company, its successors, assigns and affiliates.

     (d) INVESTMENTS. Notwithstanding anything contained herein to the contrary, during the Employment Period and thereafter Executive may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Executive's ownership of:

          (i) securities of any corporation which are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as Executive is not part of any control group of such corporation; and

          (ii) any securities of a partnership, trust, corporation, limited liability company or other entity so long as (i) Executive remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and (ii) such entity is not, directly or indirectly, in competition with the Company or its affiliates, regardless of whether Executive is a passive investor or part of any control group thereof.

9. REMEDIES. The parties hereto recognize and agree that, because the material breach of this Agreement or any part hereof would result in damages difficult to ascertain, upon any allegation of material breach of this Agreement, either party hereto shall be entitled:

     (a) PROCEEDINGS. To institute proceedings in a court located in the State of Minnesota to enjoin the breach, termination, or threatened termination of this Agreement. Such injunctive remedy shall be in addition to and not in lieu of any right to recover money damages for any such breach.

     (b) COSTS AND EXPENSES. The successful party in any action brought concerning the breach or termination of this Agreement shall be entitled to recover all costs and expenses, including attorney's fees incurred or associated with the enforcement of any covenant of this Agreement.

     (c) ADDITIONAL COSTS. Additionally, if there shall be any breach of this Agreement by the Company, and Executive shall institute any action (or counterclaim) in connection therewith, Executive shall be entitled, if successful in such action or if the Company sues and if Executive is successful in that action, to recover as damages the discounted value (at a rate of 6%) of all amounts unpaid under this Agreement, or Executive may, at his election, recover as damages each monthly payment of Base Salary and additional compensation at such time as it becomes payable or would have become payable under the terms of this Agreement, and the Company agrees not only to pay such sums, but, in addition thereto, interest thereon at the prime rate then in effect, until such payment is made. In any such action, the fact that Executive did or did not seek or engage in any other employment or in other activities shall not affect, reduce or mitigate the amount of recovery allowable to Executive. Executive's rights hereunder, upon his death, accrue to his legal representatives or to his designated beneficiary.

10.  MISCELLANEOUS.

     (a) SUCCESSORS AND ASSIGNS. This Agreement is binding on and inures to the benefit of the Company's successors and assigns, provided, however, that this Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor of the Company, and any such successor shall absolutely and unconditionally assume all of the Company's obligations hereunder. Upon the written request of Executive, the Company shall seek to have any successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by the Company of its obligations under this Agreement. Failure to attain such assent at least thirty
          (30) business days prior to the time a person or entity becomes a successor in interest to the Company shall be considered Executive Cause for termination of this Agreement in accordance with Section 5(d) hereof.

     (b) OFFSETS. In no event shall any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executive to Company.

     (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     (d) CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

     (e) WAIVERS. No failure or delay by either the Company or Executive in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

     (f) CAPTIONS. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

     (g) MODIFICATION/ENTIRE AGREEMENT. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof including, but not limited to, that certain Employment Agreement, dated September 1, 1993, that certain Amendment to Employment Agreement, dated December 1, 1993 and that certain Employment Agreement, dated October 1, 1996. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

     (h) GOVERNING LAW. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement. Any legal proceeding related to this Agreement shall be brought in an appropriate Minnesota court, and each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Minnesota for this purpose.

     (i) NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first class mail, postage prepaid, and shall be deemed received five (5) days after mailing to the addresses stated below:

          If to the Company:

          Navarre Corporation
          7400 49th Avenue North
          New Hope, Minnesota 55428
          Attention: Chairman of the Board of Directors

          If to Executive:

          Eric H. Paulson
          2605 Maple Ridge Lane
          Excelsior, Minnesota 55331

     (j) SURVIVAL. Notwithstanding the termination of this Agreement or Executive's employment with the Company, the terms of this Agreement concerning rights and remedies of the parties shall survive such termination and shall govern in perpetuity all rights, disputes, claims or causes of action arising out of or in any way related to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                       NAVARRE CORPORATION


                                       By:
                                           ---------------------------------
                                           Its:
                                                ----------------------------



                                       -------------------------------------
                                       Eric H. Paulson


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